Exhibit 4.10

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission—Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador
New Brunswick Securities Commission
Registrar of Securities, Nunavut
Registrar of Securities, Northwest Territories
Registrar of Securities, Government of the Yukon Territory

Dear Sirs/Mesdames:

Re:    TransCanada Corporation (the "Corporation")

        We refer to the short form base shelf prospectus of the above Corporation dated September 21, 2009 relating to the sale and issue of common shares, preferred shares and subscription receipts of the Corporation.

        We consent to the use, through incorporation by reference in the short form base shelf prospectus, of our report dated February 23, 2009 to the shareholders of the Corporation on the following financial statements:

  Consolidated balance sheets as at December 31, 2008 and 2007;

  Consolidated statements of income, comprehensive income, accumulated other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2008.

        We also consent to the use, through incorporation by reference, in the short form base shelf prospectus, of our report dated February 23, 2009 (except Note 1 which is as of June 12, 2009) to the board of directors of the Corporation on the related supplemental note entitled "Revised Reconciliation to United States GAAP" as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008.

        We report that we have read the short form base shelf prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

        This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

(Signed) KPMG LLP

Chartered Accountants

Calgary, Canada
September 21, 2009